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                                                                 EXHIBIT 8.2

                         [KING & SPALDING LETTERHEAD]


                               September 24, 1997


Post Properties, Inc.
Post Apartment Homes, L.P.
3350 Cumberland Circle, N.W.
Suite 2200
Atlanta, Georgia  30339

Columbus Realty Trust
15851 Dallas Parkway
Suite 855
Dallas, Texas  75248

Ladies and Gentlemen:

         We have acted as counsel to Post Properties, Inc. (the "Company"), Post LP Holdings, Inc. ("Merger Sub"), and Post Apartment Homes, L.P. (the "Operating Partnership") in connection with the Agreement and Plan of Merger by and among the Company, Merger Sub, and Columbus Realty Trust ("Columbus"), dated as of August 1, 1997 (the "Merger Agreement"), and any transactions related thereto and which are described in the Joint Proxy Statement-Prospectus of Columbus and the Company dated September 24, 1997 (the "Joint Proxy Statement-Prospectus"). This opinion is delivered pursuant to Section 6.3.4 of the Merger Agreement and relates to the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, you have requested our opinion as to the accuracy of the discussion included in the Joint Proxy Statement-Prospectus under the heading "Certain Federal Income Tax Considerations."

         All defined terms used herein shall have the same meaning as in the Joint Proxy Statement-Prospectus.


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Post Properties, Inc.
      Post Apartment Homes, L.P.
      Columbus Realty Trust
September 24, 1997
Page 2

                       FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Merger Agreement, the Joint Proxy Statement-Prospectus and the analyses of qualifying income prepared by the Company with the assistance of Price Waterhouse LLP, the Company's accountants. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and with Price Waterhouse LLP, including representations contained in an officer's certificate dated September 22, 1997. Where the representations contained in such certificate involve matters of law, we have explained the relevant provisions of the Code and Treasury Regulations to the officer in question and are satisfied that he understands such provisions and is capable of making such representations.

                                    OPINIONS

         Based upon and subject to the foregoing, we are of the following opinions:

         (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its taxable years ending December 31, 1993, 1994, 1995 and 1996, and, after giving effect to the Merger, its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

         (2) The discussion contained in the Joint Proxy Statement-Prospectus under the heading "Certain Federal Income Tax Considerations" is accurate and fairly summarizes the federal income tax considerations that would be material to a holder of Post Common Stock.

         The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely effect the opinions rendered herein and the tax consequences to the Company. In addition, as noted above, our opinions are based solely on


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Post Properties, Inc.
      Post Apartment Homes, L.P.
      Columbus Realty Trust
September 24, 1997
Page 3

the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

         We consent to the filing of this opinion as an Exhibit to the Joint Proxy Statement-Prospectus and to the reference to us in the Joint Proxy Statement-Prospectus under the heading "Certain Federal Income Tax Consequences."

         Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences.

                                                        Very truly yours,

                                                        /s/ King & Spalding
                                                        -------------------
                                                        King & Spalding